News Release

Date:        October 20, 2021
Contact:    Elizabeth Bridgers
        SVP Marketing
        828.350.3046

Newsweek Again Names HomeTrust Bank Best Small Bank in North Carolina

Asheville, N.C., October 20, 2021 – For the second year in a row, HomeTrust Bank ("HTB") has been named the "Best Small Bank in North Carolina" by Newsweek in their ranking of financial institutions that best serve their customers' needs in today's challenging times.

The global pandemic affected nearly every aspect of American life, and banking was no different. Financial institutions had to pivot to meet the needs of their customers faster than ever before. Newsweek published their first-ever Best Banks rankings in 2020 to help consumers find the banks which were best serving the needs of their customers.

Assessing more than 2,500 FDIC-insured institutions, Newsweek evaluated bank products and services based on 55 separate factors to determine a best-in-class option in 19 categories – including the best big and small bank in every state. Once again, HomeTrust rose to the top in North Carolina's small banks based on the criteria.

"We are honored to be named the Best Small Bank in North Carolina for the second year in a row, " says C. Hunter Westbrook, Chief Executive Officer & President of HomeTrust Bank. "We could not have achieved this high ranking without the grit and dedication of our employees from every area of the bank. Throughout the challenges presented to our communities and customers by the pandemic, the entire HomeTrust team has worked diligently to serve their collective needs. While we have continued to focus on excellence in both customer-facing roles and customer support, the HTB team has also ensured that we offer digital capabilities that meet the needs of customers in 2021."

About HomeTrust Bancshares, Inc.
HomeTrust Bank is a wholly owned subsidiary of HomeTrust Bancsahres, Inc. (NASDAQ:HTBI) ( the "Company"). As of June 30, 2021, the Company had total consolidated assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Company is the second largest publicly traded community bank holding company headquartered in North Carolina.

www.htb.com